Exhibit 99.1

GRAINGER NAMES CHIEF OPERATING OFFICER
Announces Executive Team Change

CHICAGO, June 29, 2015 - Grainger (NYSE: GWW) today announced a change in its leadership structure to drive greater growth and ensure tighter coordination between operating functions, business units and business models. DG Macpherson assumes the newly created role of Chief Operating Officer (COO) of Grainger, effective August 1, 2015, reporting to Chairman, President and Chief Executive Officer, Jim Ryan.

As COO, Macpherson will have oversight and accountability for all of the operating units of the company globally, including the company’s multi-channel and single channel business models as well as Enterprise Systems. Most recently, Macpherson was Senior Vice President and Group President, Global Supply Chain and International.

“This change helps position our company for growth across multiple customer segments by increasing alignment across our businesses and improving execution,” said Ryan. “I have great confidence in DG’s abilities as COO. He’s strategic, understands the external market and is very focused on the talent needs of the organization now and in the future. This decision is part of our ongoing talent development and succession planning process.”

As part of the changes, Court Carruthers, Senior Vice President and Group President, Americas, will be leaving Grainger at the end of July. “It’s hard to say goodbye to such a dynamic and talented leader as Court,” said Ryan. “He has made countless contributions across all aspects of Grainger’s operations over the past 13 years and I know he will continue to be very successful in the future.”

W.W. Grainger, Inc., with 2014 sales of $10 billion, is North America's leading broad line supplier of maintenance, repair and operating products, with operations also in Asia, Europe and Latin America.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647